UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935
             or Section 30(f) of the Investment Company Act of 1940

             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).


1.    Name and Address of Reporting Person*
            Leopold Abraham, II
            106 Barnes Road
            Stamford, CT  06902

2.    Issuer Name and Ticker or Trading Symbol
            eNote.com Inc.
            ENOT

3.    IRS or Social Security Number of Reporting Person (Voluntary)
            ###-##-####

4.    Statement for Month/Year
            11/99 and 6/00

5.    If Amendment, Date of Original (Month/Year)
            11/99

6.    Relationship of Reporting Person(s) to Issuer (Check all applicable)
      (x)  Director
      (  ) 10% Owner
      (  ) Officer (give title below)
      (  ) Other (specify below)

7.    Individual or Joint/Group Filing (Check Applicable Line)
      (x)  Form filed by One Reporting Person
      (  ) Form filed by More than One Reporting Person


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


FORM 4 (continued)


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

----------------------  -------------  -------------  --------------------------------  ----------------  -----------  -------------
 1.  Title of Security     2.Trans-       3.Trans-      4. Securities Acquired (A) or    5. Amount of     6. Owner-    7. Nature of
                             action         action         Disposed of (D)                  Securities       ship         Indirect
                             Date           Code                                            Beneficially     Form:        Beneficial
                                                                                            Owned at         Direct       Owner-
                                                                                            End of           (D) or       ship
                             Month/                                                         Month            Indirect
                             Day/                                                                            (I)
                             Year)

----------------------  -------------  -------------  --------------------------------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
                                                                   (A)or
                                        Code    V       Amount     (D)        Price

----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
 Common Stock, par         05/03/00      P              1,000        A        4 1/8          1,000             D
 value $.01/share
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
 Common Stock, par                                                                           2,000             D
 value $.01/share(1)
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see  Instruction  4(b)
  (v).


Table II  --  Derivative Securities Acquired, Disposed of, or Beneficially Owned
              (e.g., puts, calls, warrants, options, convertible securities)

------------------------  ----------- ----------- -------------- --------------------- ------------------ --------------------------
 1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-      5. Number of Deriv-   6. Date Excer-      7. Title and Amount
    Security                 sion or      action     action         ative Securities      cisable and         of Underlying
                             Exercise     Date       Code           Acquired (A) or       Expiration          Securities
                             Price of                               Disposed of (D)       Date
                             Deriv-
                             ative
                             Security                                                     (Month/
                                                                                           Day/
                                         (Month/                                           Year)
                                          Day/
                                          Year)

------------------------  ----------- ----------- -------------- --------------------- ------------------ --------------------------
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
                                                                                                                         Amount
                                                                                        Date     Expira-                 or
                                                                                        Exer-    tion                    Number
                                                   Code    V         (A)       (D)      cisable  Date        Title       of
                                                                                                                         Shares
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
 Stock Options              $ 0.97     12/06/99     A              20,000                (2)     12/6/09    Common       20,000
                                                                                                            Stock
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------


Table II (continued)

---------------- ------------------ ------------------- ------------------------
  8. Price of     9.  Number of        10. Ownership       11. Nature of
     Derivative       Derivative           Form of             Indirect
     Security         Securities           Derivative          Beneficial
                      Beneficially         Security:           Ownership
                      Owned at             Direct (D)
                      End of               or
                      Month                Indirect
                                           (I)
---------------- ------------------ ------------------- ------------------------
---------------- ------------------ ------------------- ------------------------
       0               20,000                D
---------------- ------------------ ------------------- ------------------------
---------------- ------------------ ------------------- ------------------------



Explanation of Responses:

      (1)   Common Stock acquired prior to becoming a Board Member.

      (2) Pursuant to 1999 Non-Employee Directors' Stock Option Plan, as amended, the option vests 50% on the date granted, December 6, 1999, and 50% on June 6, 2000.

  ***Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

                    See 18 U.S.A. 1001 and 15 U.S.C. 78ff(a).




                             /s/ Leopold Abraham, II
                          _____________________________
                               Leopold Abraham, II


                                     9/25/00
                          _____________________________
                                      DATE



 Note: File three copies of this Form, one of which must be manually signed. If
         Space provided is insufficient, See instruction 6 for procedure

      Potential persons who are to respond to the collection of information contained In this form are not required to respond unless the form displays a currently
                                Valid OMB Number.






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